Kevin Holt
Chief Operating Officer
Softnet Technologies
11 Commerce Drive
Cranford, New Jersey 07016

Kevin,

I want to thank you for the opportunity to explain to you how we can be of benefit to Softnet in its Sales Development Project.  The following proposal is based upon your needs as I understand them as per our conversations and assurances.  Jamie and I have cleared our schedules to begin on April 11, 2006 at 8:00am.  We will need to have a signed agreement and deposit check for the amount of $10,000 or $9,000 and the equivalent of $1,500 in Softnet Stock to proceed.

We look forward to our meeting on April 6, 2006 at 4:30pm and to a long and prosperous relationship between our companies.

Best Regards,

H. Scott English
Director, Professional Services
The Halsey Group, LLC

229 Charles Street, 2nd Floor ·  Westfield, New Jersey ·   07090
Phone: (908)233-7988  ·   Facsimile: (888)722-3401

www.TheHalseyGroup.com

TABLE OF CONTENTS

Cover Letter…………………………………………………………………………………….1

Table of Contents…………………………………………………………………………….…2

Project Overview……………………………………………………………………………….3

Program Schedule (30 Days)…………………………………………………………………..4

Project Milestones...……………………………………………………………………………5

Project Costs and Services (30 Days)…………………………………………………………6

Conclusion……………………………………………………………………………..……….7

APPENDIX I- Contract for Services

APPENDIX II- Deposit Invoice

229 Charles Street, 2nd Floor ·  Westfield, New Jersey ·   07090
Phone: (908)233-7988  ·   Facsimile: (888)722-3401

www.TheHalseyGroup.com

Project Overview

Softnet Technologies, a publicly traded service provider of Information Technology and other IT related consultancy services, is seeking the full development and implementation of a sales program which can be applied initially to two target markets (New Jersey and Atlanta) and expanded on in the future.  The Halsey Group, LLC will assign two consultants to this project:

1. H. Scott English, President and Director of Professional Services, The Halsey Group, LLC

2. Jamie Laurence Clarkston-Collins, Director of Advertising and Public Relations, The Halsey Group LLC

The Consultants will work on site with Softnet to develop a full set of qualified leads, develop custom sales approaches for multi-tiered clients, defining of client tier and identification of decision makers and full implementation of sales programs with a focus on being able to replicate results among future employees.

The Following Proposal is an outline for action, and can be altered at any time.

229 Charles Street, 2nd Floor ·  Westfield, New Jersey ·   07090
Phone: (908)233-7988  ·   Facsimile: (888)722-3401

www.TheHalseyGroup.com

Program Schedule (30 Days)
(The Following Schedule is Tentative and Can be Changed to Accommodate Scheduling Conflicts)

Week 1 (Program Review and Training)
Consultants: H. Scott English, Jamie Laurence Clarkston-Collins
Hours: 20 Hours Per Consultant
Location: Cranford New Jersey
Objective: To begin a thorough review of the sales practices currently employed by Softnet, and to define project milestones.  This week will require full interviews and participation of Softnet Employees.  All employee meetings will be scheduled in advance and coordinated.  Prospective client profiles will begin to be established and all sales literature reviewed for consistency.

Week 2 (Defining Leads and Pitch Development)
Consultants: H. Scott English, Jamie Laurence Clarkston-Collins
2 Hours: 20 Hours Per Consultant
Location: Cranford, New Jersey
Objective: Classify Potential Clients into three tiers Top Tier, Middle Tier and Lower Tier.  The qualities of the clients that will constitute each tier will be determined during Week 1. All available Sales Representatives will review their schedules with the consultants at the end of week one, outlining their availability for sales meetings. Identification of Potential clients and initial lead generation will begin this week and the pitch needed to break through each tier will be defined.  A full report of recommendations will be furnished by the end of this week.  Any meetings generated this week will be attended by H. Scott English and a Sales Representative of Softnet.  A database of potential customers will begin to be established using Microsoft Outlook.

Week 3 (Implementation)
Consultants: H. Scott English, Jamie Laurence Clarkston-Collins
Hours: 50 Total Hours
Location: Cranford, New Jersey
Objective: The pitch is solidified and meetings begin to be set.  Pitch is refined and customized for individual tiered customers.  Salesmen are assigned to begin attending the meetings and future milestones are solidified.  The first draft section of a customized training manual will be presented at the end of this week defining the lead generation process and pitch.

Week 4 (Implementation)
Consultants: H. Scott English, Jamie Laurence Clarkston-Collins
Hours: 20 Hours Per Consultant
Location: Cranford, New Jersey
Objective: During this period sales meetings should be setup for all available sales representatives and each will bring one Project Consultant when they can.  Full evaluations of technique, pitch and potential client reactions will be evaluated.  During this week it is preferable that all sales staff meet at the end of three days to evaluate new techniques and refine pitch.  Literature will be refined to suit the needs of potential clients and sources of potential partners will be defined.  Project Consultants will begin to prepare suggestions for staffing and training of new employees.

229 Charles Street, 2nd Floor ·  Westfield, New Jersey ·   07090
Phone: (908)233-7988  ·   Facsimile: (888)722-3401

www.TheHalseyGroup.com

Project Milestones

1. Database Creation
The Halsey Group will assemble of list of a minimum of 200 Leads with full contact details of the identified Decision Maker

2.  Lead Generation
A Minimum of 40 new meetings will be achieved

3.  Full Evaluation of Current Capabilities
A Full report on the current state of sales with a list of recommendations to be implemented upon approval of Softnet

4.  Pipeline Development
Softnet will achieve a minimum of 10 potential clients in sales pipelines

5. Outreach Development and Training Manual Creation
A Full Telephone pitch will be developed and put into training manual format

6. A Full Proposal for the next 60 days
The Halsey Group will outline the full needs and costs to continue the project for 60 more days

229 Charles Street, 2nd Floor ·  Westfield, New Jersey ·   07090
Phone: (908)233-7988  ·   Facsimile: (888)722-3401

www.TheHalseyGroup.com

Project Costs and Requirements (Month 1)

Total Monthly Expense ($10,0001)

Consultant Costs ($7,000)
This is a discounted rate for two consultants for a minimum of 20 hours each per week.  Overtime hours do not incur additional costs.

Lead Identification and Outreach ($1,000)
This service entitles Softnet to a list of a minimum of 100 qualified leads and 30 confirmed meetings

Administration ($1,000)
Full documentation of timesheets, typing and printing of reports data entry and scheduling.

Custom Training Manual ($500)
The first section of a customized training manual will be complete and a draft of the second section (Selling Points and Meeting Protocols) will be submitted and revised.

Meeting Attendance ($500)
A Project Consultant will attend as many meetings as possible to evaluate and define selling techniques and protocols.

Additional Expenses2

1. Flight to Atlanta ($300-$400)

2. Five Nights Lodging in Atlanta ($500)

3. Meal Allowance in Atlanta ($200 for the week)

4. Rental Car ($75)

5. Monthly Gas (to be reimbursed for receipts)

6. Software Licenses (Softnet will bear the cost of any software required to interface with Softnet Network)

Resource Requirements

1. Working area for two consultants at Softnet’s Cranford Office

2. Two laptop computers or integration of Halsey Group Equipment into Softnet Networks ($100 Equipment   lease to use our equipment).

3.  E-mail Addresses and Phone Extensions

4.  Two sets of Softnet Business Cards

1 This does not include expenses which are listed as Additional Expenses
2 All Figures are based on quotes from travel agents and can change according to availability

229 Charles Street, 2nd Floor ·  Westfield, New Jersey ·   07090
Phone: (908)233-7988  ·   Facsimile: (888)722-3401

www.TheHalseyGroup.com

All additional expenses will require approval from Softnet in Writing.

Conclusion

The preceding proposal is intended to begin a process which we estimate to be complete in approximately 90 days.  The first thirty days are to provide a foundation for the replication of the results, assuming the success of the consultants in the first thirty days.  The Halsey Group, LLC will provide Softnet with a detailed plan for the next 60 days and the costs for services not less than 7 days before the initial thirty day period.

229 Charles Street, 2nd Floor ·  Westfield, New Jersey ·   07090
Phone: (908)233-7988  ·   Facsimile: (888)722-3401

www.TheHalseyGroup.com

Appendix I

Consultancy Agreement

This Consultancy Agreement (this “Agreement”) is entered into as of the 4th day of April, 2006, by and between The Halsey Group, LLC, a Delaware Limited Liability Corporation, with its principal place of business at 229 Charles Street, 2nd Floor, Westfield, New Jersey 07090  (the “Consultant”), and Softnet Technologies, incorporated under the laws of the State of ________, with a principal place of business at 11 Commerce Drive, 2nd Floor, Cranford New Jersey 07016( (the “Company”). Each of Company and Consultant shall hereinafter be referred to as a "Party" and together, the "Parties".

WHEREAS, the Company is seeking to Develop and Implement a Sales Division with the assistance of the Consultant; and

WHEREAS, the Consultant has the knowledge, expertise and experience required in assisting the Company with the Development and Implementation of the aforementioned Sales division (collectively, the "Purpose"); and

WHEREAS, the Company desires to receive from the Consultant the Services (as defined below), and Consultant desires to perform the Services for the Company, in accordance with the terms of this Agreement set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

Nature of the Agreement

Appointment. As of the date of this Agreement, the Consultant is hereby appointed by the Company, to Develop and Implement a full Sales Program (as detailed and defined herein) ("Services"), pursuant to the terms of this Agreement.  The Consultant hereby accepts such appointment and agrees to use its best efforts to fulfill its obligations hereunder.

No Authority. It is hereby acknowledged and agreed that Consultant shall have no authority to obligate the Company in any way, represent it before the US Government or any other relevant authority, execute any documents on behalf of the Company or otherwise act as its agent or representative, unless as defined in the sales and development program.

Projects Applicability. This Agreement shall only be applicable to the Project, currently detailed in Supplement I, All other continuation applications of the Company, relating to continuation of the Project, currently in development and which may be developed in the future (Additional Projects") shall be described in a separate Supplement (Supplements II, III and so on), will be attached to this Agreement and will be deemed an integral part of this Agreement.

Consultant's Duties. In performing the Services, Consultant shall have the following duties:

Advise and assist in identifying the most suitable candidates applicable for the services of the Company and advise on the best alternatives to approach these candidates in the opinion and experience of Consultant;

Consultant shall conduct an initial consultations with all relevant employees of the Company the Consultant shall deem appropriate in order to obtain information and verify facts and strategies for success;

Assist in preparation of Company Literature and outreach materials;

229 Charles Street, 2nd Floor ·  Westfield, New Jersey ·   07090
Phone: (908)233-7988  ·   Facsimile: (888)722-3401

www.TheHalseyGroup.com

Establish a “Sales Pitch” for the purpose of making meetings for the Company.

Compile a list of a minimum of 200 potential clients.

Arrange for a minimum of 40 new meetings with Softnet Sales reps and potential new clients.

Database assembly of all potential leads.

It is hereby acknowledged and clarified that the duties of the Consultant as specified above are and shall at all times be limited to the Purpose and Consultant shall in no event be responsible for the provision of services the Company provides to clients.

Company's Duties.

Company undertakes to cooperate with Consultant and provide any assistance or information required by Consultant in order to provide the Services.

Company and Consultant will mutually agree on a suitable timetable for preparation and delivery of copies of all materials, documents and correspondence with any relevant person or organization in respect to the Project.  Timeframes for materials will be specified explicitly.

Company's Representations and Warranties. Company hereby represents and warrants the following; acknowledging that entering into this Agreement by Consultant is based on such representations and warranties:

The payment of Consideration to Consultant under Section 0 below shall not be sourced from any funds awarded by the US Government under any US Government Application (including without limitation, funds granted by the US Government for coverage of expenses or costs). All payments to Consultant shall be paid by Company based on its resources, unless payment for services by a government body is allowed and its permission given to the Consultant in writing.

All of the information provided by it in respect of the Project(s) hereunder is and will be true and correct.

The Company is duly organized, validly existing and in good standing under applicable laws, and has full corporate power and authority and all necessary government approvals to execute and deliver this Agreement.

Neither the execution and delivery of this Agreement nor compliance by the Company with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Company's Certificate of Incorporation, as amended; and (ii) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject.

Consideration. As consideration for all the Services provided by the Consultant pursuant to Section 0 above, the Consultant shall be entitled to the following:

Unconditional Fees. The Company shall pay to Consultant the following unconditional payments, at the times specified below, against an invoice duly issued to Company.

Ten Thousand Dollars ($10,000) or Nine Thousand Dollars ($9,000) and the equivalent of $1,500 in Softnet Stock paid upon the execution of this Agreement.

Expenses.  During the Term of the Agreement, the Company will reimburse Consultant for its out-of-pocket expenses, including travel, incurred by Consultant in direct connection with delivery of the Services hereunder; provided that Consultant receives the Company’s prior written approval for each such expense. Such expenses shall be

229 Charles Street, 2nd Floor ·  Westfield, New Jersey ·   07090
Phone: (908)233-7988  ·   Facsimile: (888)722-3401

www.TheHalseyGroup.com

paid against invoices and a list specifying said expenses and payable within 15 days of receipt of such invoices and list by the Company.

Survival. Company's undertakings to pay Consultant the above specified conditional and unconditional consideration shall survive the termination of this Agreement for any reason.

Term and Termination
This Agreement shall commence on the date hereof and shall be effective for a period of thirty (30) days (the “Term of the Agreement”). The Term of the Agreement may be extended by the mutual written consent of the parties.

Termination by the Company. Company may terminate this Agreement by providing Consultant with a 30 (thirty) days prior written notice. Such voluntary termination shall be subject to the provisions of Section 0 below.

Termination by Consultant. Consultant may terminate this Agreement by providing Company with a 30 (thirty) days prior written notice. Consultant shall be entitled to cease any activity provided by it under this Agreement upon delivery of said written notice. In the event that the Consultant, at its sole discretion, decides not to proceed with the New Grant Proposal preparation and/or submission for any reason whatsoever, Company shall be entitled to a refund of the consideration actually paid to Consultant except for expenses.

The termination of this Agreement shall not affect the Company’s obligation to pay the Consultant fees and commissions due pursuant to Section 0, including in the event that the Company terminates this Agreement due to a breach or an alleged breach by Consultant of this Agreement.

Confidentiality. Company will regard and retain as confidential, and will not divulge to any third party or use for any purposes, this Agreement and/or any of its terms and conditions. Company and Consultant shall enter into a mutual confidentiality agreement attached hereto as Supplement II.

LIMITATION OF LIABILITY. CONSULTANT WILL IN NO EVENT BE LIABLE TO THE COMPANY FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, UNLESS BASED ON BREACH OF CONTRACT OR TORT (INCLUDING NEGLIGENCE).

Miscellaneous
The terms of this Agreement, including payment of consideration, are applicable for all activities undertaken by the Consultant in respect to this agreement.

The Company is aware that the Services provided by Consultant under this agreement do not include legal and accountancy services with all that the same implies.

NO GUARANTEE. The Services rendered hereunder, are rendered without any guarantee or representation re successful sales for the Company. Both Parties hereto agree that Consultant provides the Services hereunder for certain consideration to be paid solely by Company but in no event Consultant shall be liable for any unsuccessful projects, competency, quality or fitness to purpose, losses, claims, punitive damages or any other damages Company may suffer due to rejection by the client of any future services, failure to comply with any applicable regulations or instructions, or otherwise in connection with this Agreement.

Signature of this agreement constitutes confirmation of the execution thereof, including a binding commitment to make the payments in full in such amounts and on such due dates, and as to disclosure of such documents, as are specified above.

Governing Law. this agreement shall be governed by and construed with the laws of the State of New Jersey. In the event of any litigation between the parties, the parties expressly submit themselves to the sole jurisdiction of the competent courts in the State of New Jersey.

229 Charles Street, 2nd Floor ·  Westfield, New Jersey ·   07090
Phone: (908)233-7988  ·   Facsimile: (888)722-3401

www.TheHalseyGroup.com

Notwithstanding the above, any and all disputes arising out of or in connection with the execution, interpretation, performance, or nonperformance of this Agreement or any other certificate, agreement, or other instrument between, involving, or affecting the parties (including the validity, scope, and enforceability of this arbitration agreement) shall be solely and finally settled by a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association (the "Rules"); provided, however, that in the event of conflict between the Rules and the terms of this Agreement, the terms of this Agreement shall govern. The place of arbitration shall be the State of New Jersey, and the law applicable to the arbitration procedure shall be the Federal Arbitration Act (9 USC § 2). To commence arbitration of any such dispute, the party desiring arbitration shall notify the other party in writing in accordance with the Rules. In the event that the parties fail to agree on the selection of an arbitrator within fifteen (15) days after the delivery of such notice, the arbitrator shall be selected by the American Arbitration Association upon the request of either party.

This Agreement including its schedules, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understanding between the parties (whether written or oral).

The failure of either party at any time to require the performance by the other party of any provision of this Agreement shall not affect in any way the right to require such performance at any later time, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be an implied waiver of that provision.

In the event any provision of this Agreement shall be determined to be unenforceable, because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provision(s) held to be unenforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

229 Charles Street, 2nd Floor ·  Westfield, New Jersey ·   07090
Phone: (908)233-7988  ·   Facsimile: (888)722-3401

www.TheHalseyGroup.com

Appendix II

229 Charles Street, 2nd Floor ·  Westfield, New Jersey ·   07090
Phone: (908)233-7988  ·   Facsimile: (888)722-3401

www.TheHalseyGroup.com

229 Charles Street, 2nd Floor ·  Westfield, New Jersey ·   07090
Phone: (908)233-7988  ·   Facsimile: (888)722-3401

www.TheHalseyGroup.com